Exhibit 3.7
Healthchoice Online, LLC
STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

First:	The name of the limited liability company is Healthchoice Online, LLC.

Second:	The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The registered agent is The Corporation Trust Company.

Third:	Healthchoice Online, LLC. is a subsidiary of ICN Pharmaceuticals, Inc.
In Witness Whereof, the undersigned has executed this Certificate of Formation of Healthchoice Online, LLC. this 14 day of August, 2003.

By:	/s/ Eileen Pruette
Eileen Pruette
Manager